[LETTERHEAD OF WINTHROP REALTY TRUST]

                                                                      March 2007

Fellow Shareholders:

      Our Company continued to enjoy success in the implementation of our business strategy throughout 2006 as demonstrated by the key metrics of operating results, balance sheet growth and capitalization. A comparison of these performance metrics for the years 2003 through 2006 is as follows:

                                            2006         2005         2004         2003
                                            ----         ----         ----         ----
                                                           (in thousands)
Net Cash Flow from Operations            $  27,687    $  15,870    $   3,987    ($  3,747)
Total Assets(1)                            851,620      658,848      289,968      146,838
Total Shareholder Equity(1)                323,586      159,606      120,142       96,720
Dividends Applicable to Common Shares       16,069        3,914           --           --
Dividends per Common Share                     .30          .11           --           --

(1)   Under Generally Accepted Accounting Principles

Moreover, total return to common shareholders for 2006, inclusive of dividends paid, was 26.3%. Since current management assumed responsibility for the Company on January 1, 2004, total return to common shareholders has been 239% through December 31, 2006.

      Due to the auction like market for single asset transactions prevalent throughout 2006, the Company pursued new investments primarily through the formation of a series of joint ventures both for valuation and sourcing considerations. Concord Debt Holdings LLC ("Concord"), a 50/50 joint venture formed initially with Newkirk Realty Trust, Inc. and subsequently with its merged successor, Lexington Realty Trust, allowed the Company to invest more than $50 million of equity capital in debt instruments backed by assets of the type in which we historically invest at loss exposure levels which were substantially below our view of the asset's underlying value. Our debt investments through Concord enable us to generate relatively high current returns on a reduced risk adjusted basis while maintaining all of our historic investment criteria. To date, Concord has purchased or committed to purchase in excess of $1.0 billion of debt instruments. In December 2006, Concord formed its first collateralized debt obligation which issued approximately $365 million of investment grade debt while retaining approximately $88 million of equity. The Company currently has committed $100 million of capital to this venture and it is our current intention to significantly grow Concord in the future.

      Expanding upon the success enjoyed by the Company with its Marc Realty Chicago office joint venture, the Company entered into joint ventures with Sealy & Company, Inc. to acquire flex office warehouse space in the Southeast and Vision Property Services LLC to acquire turnaround apartment properties located primarily west of the Mississippi River. These ventures reflect our intention to partner with experienced real estate operators who have specialized skill sets in particular markets which can provide the Company with both compelling real estate opportunities and the management expertise to maximize their value. Accordingly, it is our intention to create more of these relationships in the near term.

      We are particularly pleased with our leasing results for the year. Our 463,000 square foot warehouse in Jacksonville, Florida, which was vacated by Winn-Dixie in 2005 as a result of its bankruptcy, is presently 83% leased. In addition, the 54,000 square foot office building in suburban Chicago which was acquired vacant in 2006 is presently 100% leased. During 2006, we entered into 18 new leases and renewed 14 leases totaling approximately 576,000 square feet, resulting in portfolio occupancy increasing to 98%.

      Significant strides were made this year in improving our balance sheet. The strength in the Company's share price permitted us to convert our Series A Preferred Shares into 4,836,763 common shares thereby eliminating the 8.4% coupon. In addition, the Company successfully executed on its rights offering to existing shareholders issuing an additional 5,220,038 common shares raising $27.1 million in new capital. Further, the Company instituted a dividend reinvestment and stock purchase plan which permits shareholders to reinvest all or a portion of their quarterly dividends in new common shares at a 2% discount to the average of the high and low price of our common shares on the date of purchase. Our most important accomplishment this year was the issuance and sale of 19,550,000 common shares in November pursuant to an underwritten public offering at a price of $6.00 per share providing the Company with net proceeds of $110.8 million.

      In this frothy investment environment with prices for assets bid up, we believe that it is incumbent on management to constantly review our portfolio to determine which assets have appreciated in value to the point where sale or recapitalization is warranted in order to maximize our return on capital. As a result, four of the Marc Realty properties were sold in 2006 and a fifth was sold during the first quarter of 2007. Further, we refinanced the entire Finova portfolio in 2006 and fully liquidated our investment in Sizeler Property Investors. This process is continuous and an ongoing one in which we are constantly engaged.

      As with most real estate investors, the Company has benefited from the tailwinds of low interest rates and excess liquidity in its capital markets. On the other hand, this market has made the current investment climate a challenging one for a company such as ours which pursues an opportunistic investment strategy. Whether this trend constitutes a paradignamic change or the apogee of an upward cycle awaits future determination. In any event our commitment to a disciplined approach to our investment strategy will be unaltered.

      On behalf of the Company, I must once again personally acknowledge the enormous contribution to the Company's success made by our management team, all of our advisor's extremely dedicated personnel and the astute participation of our Board of Trustees.

      I look forward to meeting personally with those of you who wish to attend our annual meeting and addressing any questions you might have.

                                            Sincerely,


                                            /s/ Michael L. Ashner

                                            Michael L. Ashner
                                            Chief Executive Officer